Exhibit 99.2

                                  NEWS RELEASE

For Immediate Release                                Contact: A. Patrick Linton
March 29, 1996                                                   (301) 662-2191

         FCNB Corp (the "Company") issued today an announcement clarifying the terms of its previously announced stock repurchase program. Pursuant to the stock repurchase program the Company may repurchase up to 80,000 shares of FCNB Common Stock in open market transactions over the next two years, and an aggregate of 200,000 shares over the next five years, with an aggregate maximum expenditure of approximately $4,000,000. The Company reiterated that there was no minimum number of shares which FCNB was obligated to repurchase, and that repurchases would be made in the discretion of management based upon market, business, legal, regulatory, accounting and other factors, commencing on or after April 1, 1996.

         FCNB has 5,390,779 shares of Common Stock outstanding. FCNB Common Stock, which trades on the Nasdaq National Market under the symbol "FCNB," closed yesterday at 18 per share.

         FCNB is headquartered in Frederick, Maryland. The multi-bank holding company offers full service banking through FCNB Bank, with offices in Frederick, Carroll and Montgomery counties, and through Elkridge Bank, with offices in Howard, Anne Arundel and Prince George's counties. FCNB Corp's bank subsidiaries are members FDIC and Equal Housing Lenders.

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